Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

TO INCREASE AVAILABLE ACQUISITION CAPABILITIES

LOUISVILLE, Ky. (September 23, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that it has successfully completed an amendment to its $500 million revolving credit agreement (the “Credit Agreement”) to increase the amount permitted for acquisitions and certain investments by the Company from $500 million to $750 million.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented, “We remain confident in our strategy of expanding our continuum of post-acute care services in our key cluster markets to support the growing interest among public and private payors for integrated care. We are pleased to have completed this bank amendment which allows us the continued flexibility to pursue our strategic development and acquisition plans.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 53,500 employees in 40 states. At June 30, 2010, Kindred through its subsidiaries provided healthcare services in 633 locations, including 83 long-term acute care hospitals, 223 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 327 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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